Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports First Quarter 2024 Results

● ● ● ● ● ● ● ● ●

Highlights

●First quarter U.S. GAAP total diluted earnings per share of $11.61, inclusive of gain on aerospace sale, vs. 56 cents in 2023
●First quarter comparable diluted earnings per share of 68 cents vs. 69 cents in 2023
●Global beverage can shipments increased 3.7%
●Significantly deleveraged and returned $245 million to shareholders via share repurchases and dividends in the first quarter
●In 2024 and beyond, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share, generate strong free cash flow and expand long-term return of value to shareholders

WESTMINSTER, Colo., April 26, 2024 – Ball Corporation (NYSE: BALL) today reported first quarter results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024. On a U.S. GAAP basis, the company reported, first quarter 2024 net earnings attributable to the corporation of $3.69 billion (including a net after-tax gain of $3.47 billion, or $10.93 per diluted share for the aerospace business sale, business consolidation and other non-comparable items) or total diluted earnings per share of $11.61, on sales of $2.87 billion, compared to $177 million net earnings attributable to the corporation, or total diluted earnings per share of 56 cents (including a net after-tax loss of $40 million, or 13 cents per diluted share for business consolidation and other non-comparable items) on sales of $2.98 billion in 2023. Ball’s first quarter 2024 comparable net earnings were $217 million, or 68 cents per diluted share compared to $217 million, or 69 cents per diluted share in 2023.

“We delivered strong first quarter results. Following the successful sale of the aerospace business in mid-February, we have executed on our plans to immediately deleverage, initiate a large multi-year share repurchase program and position the company to enable our purpose of advancing the greater use of sustainable aluminum packaging. We continue to complement our purpose by driving innovation and sustainability on a global scale, unlocking additional manufacturing efficiencies and activating an operating model to enable high-quality, long-term shareholder value creation,” said Daniel W. Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for first quarter 2024 were $192 million on sales of $1.40 billion compared to $183 million on sales of $1.50 billion during the same period in 2023. First quarter sales reflect lower shipments and the contractual pass through of lower aluminum costs favorably offset by the annual pass-through of inflationary costs.

First quarter segment comparable operating earnings increased year-over-year largely due to the annual pass-through of inflationary costs net of current year inflation, benefits from fixed and variable cost out actions and improved operational performance despite year-over-year headwinds driven largely by our customer exposure to a U.S. mass beer brand disruption and a benefit associated with a U.S. virtual power agreement termination in the first quarter of 2023.

Aluminum beverage cans continue to outperform other substrates. We remain dedicated to enabling the greater use of low-carbon, best-value innovative aluminum packaging solutions across our customer mix over the long term. Quarterly sequential volume improvement returned earlier than anticipated in our North and Central American business due to the incremental pull forward of contracted volume by certain customers in advance of the summer selling season and following customers’ notable destocking in the fourth quarter of 2023. Segment volumes decreased 2.4 percent year-over-year in the first quarter of 2024 versus a decrease of 3.7 percent in the fourth quarter of 2023. Going forward, growth supported by business development efforts and innovation across diverse beverage categories, additional benefits from fixed and variable cost-out initiatives and improved operational efficiencies are expected to improve results throughout 2024 and beyond.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for first quarter 2024 were $85 million on sales of $810 million compared to $73 million on sales of $834 million during the same period in 2023. First quarter sales reflect higher year-over-year shipments offset by the contractual pass through of lower aluminum costs.

First quarter comparable operating earnings reflect higher volumes, favorable cost management and improved operational efficiencies. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a driver of aluminum beverage packaging growth despite recent inflation-induced consumer demand pressure. Year-over-year first quarter segment volumes increased 1.1 percent reflecting growth in the United Kingdom, Nordics and Turkey offset by lower than anticipated demand in Egypt. Going forward, sustainability tailwinds and seasonal trends are anticipated to improve demand throughout the year.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for first quarter 2024 were $55 million on sales of $482 million compared to $50 million on sales of $450 million during the same period in 2023. Year-over-year sales reflect higher volumes partially offset by the contractual pass through of lower aluminum costs. First quarter segment comparable operating earnings increased year-over-year driven by higher segment volumes and favorable customer mix in Brazil offset by the impact of product mix and continuing disruptive economic and operating conditions in Argentina.

Demand trends across the company’s South American operations improved significantly year-over-year. Segment volumes increased 26.3 percent in the first quarter driven by customer mix and substrate mix shift to aluminum cans versus other substrates, particularly in Brazil. In Argentina, the company continues to serve customers and assess risks given the dynamic economic and policy environment.

Non-reportable

Included within undistributed corporate expenses are corporate interest income, incremental compensation cost from the successful sale of the aerospace business, the results of the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business.

First quarter 2024 results reflect higher year-over-year undistributed corporate expenses offset by improved comparable operating earnings for the aluminum packaging businesses in other non-reportable. Amid challenging year-over-year comparisons and seasonal customer filling downtime, volume across the company’s global extruded aluminum bottles and aerosol containers decreased 3.0 percent during the quarter. The company’s global aluminum aerosol, aluminum bottle and cups customers continue to collaborate with Ball to activate growth opportunities and tailored offerings for personal and home care brands, refill and reuse packaging for water, other beverages and venue specific needs to advance the circular economy.

Outlook

“During the quarter, incremental volume growth, favorable cost management and the immediate use of aerospace business sale proceeds combined with cash on hand resulted in strong results, $2.8 billion of debt retirement and the initiation of our multi-year share repurchase program. Throughout the remainder of the year, our strong cash flow and cash on hand will support prudent business investments, pay quarterly taxes due on the aerospace sale totaling approximately $1.0 billion, and expand share repurchases to in the range of $1.3 billion by year end,” said Howard Yu, executive vice president and chief financial officer.

“The strategic actions we have taken have strengthened our company in the short- to medium-term and position us for opportunity over the long-term. The team is operating at a high level and is focused on executing our enterprise-wide strategy with purpose and pace to advance aluminum packaging and consistently deliver high-quality results, products and returns. In 2024, we are positioned to achieve comparable diluted earnings per share growth, generate strong free cash flow and return in excess of $1.5 billion to shareholders through a combination of share repurchases and dividends,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide (excluding divested aerospace staff) and reported 2023 net sales of $12.06 billion. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its first quarter 2024 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=aiuPuLZY

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

# # #

Condensed Financial Statements (First Quarter 2024)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2024	2023

Net sales	$2,874	$2,981

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,283)	(2,432)
Depreciation and amortization	(158)	(147)
Selling, general and administrative	(211)	(115)
Business consolidation and other activities	(26)	(20)
	(2,678)	(2,714)

Earnings before interest and taxes	196	267

Interest expense	(93)	(113)
Debt refinancing and other costs	(2)	-
Total interest expense	(95)	(113)
Earnings before taxes	101	154
Tax (provision) benefit	(27)	(33)
Equity in results of affiliates, net of tax	5	7
Earnings from continuing operations	79	128
Discontinued operations, net of tax	3,607	52

Net earnings	3,686	180

Net earnings attributable to noncontrolling interests, net of tax	1	3

Net earnings attributable to Ball Corporation	$3,685	$177

Earnings per share:
Basic - continuing operations	$0.25	$0.40
Basic - discontinued operations	11.45	0.16
Total basic earnings per share	$11.70	$0.56

Diluted - continuing operations	$0.25	$0.40
Diluted - discontinued operations	11.36	0.16
Total diluted earnings per share	$11.61	$0.56

Weighted average shares outstanding (000s):
Basic	314,950	314,236
Diluted	317,385	316,667

Condensed Financial Statements (First Quarter 2024)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2024	2023

Cash Flows from Operating Activities:
Net earnings	$3,686	$180
Depreciation and amortization	167	166
Business consolidation and other activities	26	20
Deferred tax provision (benefit)	176	-
Gain on Aerospace disposal	(4,695)	-
Pension contributions	(10)	(4)
Other, net	46	49
Changes in working capital components, net of dispositions	(643)	(686)
Cash provided by (used in) operating activities	(1,247)	(275)
Cash Flows from Investing Activities:
Capital expenditures	(154)	(343)
Business dispositions, net of cash sold	5,422	-
Other, net	24	7
Cash provided by (used in) investing activities	5,292	(336)
Cash Flows from Financing Activities:
Changes in borrowings, net	(2,750)	700
Acquisitions of treasury stock	(182)	(3)
Dividends	(63)	(63)
Other, net	17	15
Cash provided by (used in) financing activities	(2,978)	649
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(52)	(2)
Change in cash, cash equivalents and restricted cash	1,015	36
Cash, cash equivalents and restricted cash - beginning of period	710	558
Cash, cash equivalents and restricted cash - end of period	$1,725	$594

Condensed Financial Statements (First Quarter 2024)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2024	2023

Assets
Current assets
Cash and cash equivalents	$1,719	$572
Receivables, net	3,050	2,244
Inventories, net	1,498	2,166
Other current assets	225	154
Current assets held for sale	32	371
Total current assets	6,524	5,507
Property, plant and equipment, net	6,634	6,543
Goodwill	4,211	4,215
Intangible assets, net	1,199	1,350
Other assets	1,330	1,661
Noncurrent assets held for sale	-	833

Total assets	$19,898	$20,109

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$281	$2,356
Payables and other accrued liabilities	5,103	4,420
Current liabilities held for sale	-	444
Total current liabilities	5,384	7,220
Long-term debt	5,519	7,322
Other long-term liabilities	1,618	1,659
Noncurrent liabilities held for sale	-	200
Equity	7,377	3,708

Total liabilities and equity	$19,898	$20,109

Notes to the Condensed Financial Statements (First Quarter 2024)

U.S. GAAP Measures

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented. The aerospace business was historically presented as a reportable segment. Effective as of the first quarter of 2024, the company will report its financial performance in the three reportable segments outlined below: (1) beverage packaging, North and Central America; (2) beverage packaging, Europe, Middle East and Africa (beverage packaging, EMEA) and (3) beverage packaging, South America.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the Agreement, which are expected to be resolved mid-2024 and could impact the gain recognized. The divestiture resulted in a pre-tax gain of $4.67 billion, which is net of $20 million of costs to sell incurred and paid in 2023 related to the disposal. Cash proceeds received at close from the sale of $5.42 billion, net of the cash disposed, are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statement of cash flows for the three months ended March 31, 2024. The company expects to pay approximately $1.00 billion in income taxes related to the transaction throughout 2024, which are recorded in other current liabilities in the unaudited condensed consolidated balance sheet. Additionally, the completion of the divestiture results in the removal of the aerospace business from the company’s obligor group, as the business will no longer guarantee the company’s senior notes and senior credit facilities.

Notes to the Condensed Financial Statements (First Quarter 2024)

U.S. GAAP Measures

	Three Months Ended
	March 31,
($ in millions)	2024	2023

Net sales
Beverage packaging, North and Central America	$1,403	$1,504
Beverage packaging, EMEA	810	834
Beverage packaging, South America	482	450
Reportable segment sales	2,695	2,788
Other	179	193
Net sales	$2,874	$2,981

Comparable operating earnings
Beverage packaging, North and Central America	$192	$183
Beverage packaging, EMEA	85	73
Beverage packaging, South America	55	50
Reportable segment comparable operating earnings	332	306
Reconciling items
Other (a)	(72)	15
Business consolidation and other activities	(26)	(20)
Amortization of acquired Rexam intangibles	(38)	(34)
Earnings before interest and taxes	$196	$267

(a)	Includes undistributed corporate expenses, net, of $96 million and $10 million for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024, undistributed corporate expenses, net, includes $79 million of incremental compensation cost from the successful sale of the aerospace business consisting of cash bonuses and stock based compensation. For the three months ended March 31, 2024, undistributed corporate expenses, net, also includes $17 million of corporate interest income.

Discontinued Operations

The following table presents components of discontinued operations, net of tax for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
($ in millions)	2024	2023

Net sales	$261	$508

Cost of sales (excluding depreciation and amortization)	(214)	(413)
Depreciation and amortization	(9)	(19)
Selling, general and administrative	(11)	(16)
Gain on disposition	4,695	—
Tax (provision) benefit	(1,115)	(8)
Discontinued operations, net of tax	$3,607	$52

Notes to the Condensed Financial Statements (First Quarter 2024)

Non-U.S. GAAP Measures

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings, Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings, Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share, Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt, Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow, Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses a free cash flow measure to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2024	2023

Net earnings attributable to Ball Corporation	$3,685	$177
Facility closure costs and other items (1)	26	20
Amortization of acquired Rexam intangibles	38	34
Debt refinancing and other costs	2	-
Non-comparable tax items	1,082	(14)
Gain on Aerospace disposal (2)	(4,695)	-
Aerospace disposition compensation (3)	79	-
Comparable Net Earnings	$217	$217
Comparable Diluted Earnings Per Share	$0.68	$0.69

(1)	In the fourth quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Kent, Washington. Production ceased at this facility in the first quarter of 2024. The charges for the three months ended March 31, 2024, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this closure. These charges were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility. In the first quarter of 2023, Ball

Notes to the Condensed Financial Statements (First Quarter 2024)

Non-U.S. GAAP Measures

announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. Production ceased at this facility in the third quarter of 2023. The charges for the three months ended March 31, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this closure.
(2)	In the first quarter of 2024, the company recorded a pre-tax gain for the sale of the aerospace business.
(3)	In the first quarter of 2024, the company recorded incremental compensation cost from the successful sale of the aerospace business, which consisted of cash bonuses and stock based compensation. These amounts were recorded in selling, general and administrative expenses in the unaudited condensed consolidated statement of earnings.

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2024	2023

Net earnings attributable to Ball Corporation	$3,685	$177
Net earnings attributable to noncontrolling interests, net of tax	1	3
Discontinued operations, net of tax	(3,607)	(52)
Earnings from continuing operations	79	128
Equity in results of affiliates, net of tax	(5)	(7)
Tax provision (benefit)	27	33
Earnings before taxes	101	154
Total interest expense	95	113
Earnings before interest and taxes	196	267
Business consolidation and other activities	26	20
Aerospace disposition compensation	79	-
Amortization of acquired Rexam intangibles	38	34
Comparable Operating Earnings	$339	$321

Notes to the Condensed Financial Statements (First Quarter 2024)

Non-U.S. GAAP Measures

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Twelve	Less: Three	Add: Three
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2023	2023	2024	2024

Net earnings attributable to Ball Corporation	$707	$177	$3,685	$4,215
Net earnings attributable to noncontrolling interests, net of tax	4	3	1	2
Discontinued operations, net of tax	(223)	(52)	(3,607)	(3,778)
Earnings from continuing operations	488	128	79	439
Equity in results of affiliates, net of tax	(20)	(7)	(5)	(18)
Tax provision (benefit)	146	33	27	140
Earnings before taxes	614	154	101	561
Total interest expense	460	113	95	442
Earnings before interest and taxes	1,074	267	196	1,003
Business consolidation and other activities	133	20	26	139
Aerospace disposition compensation	-	-	79	79
Amortization of acquired Rexam intangibles	135	34	38	139
Comparable Operating Earnings	1,342	321	339	1,360
Depreciation and amortization	605	147	158	616
Amortization of acquired Rexam intangibles	(135)	(34)	(38)	(139)
Comparable EBITDA	$1,812	$434	$459	$1,837

Total interest expense	$(460)	$(113)	$(95)	$(442)
Debt refinancing and other costs	-	-	2	2
Interest expense	$(460)	$(113)	$(93)	$(440)

Total debt at period end				$5,800
Cash and cash equivalents				(1,719)
Net Debt				$4,081

Interest Coverage (Comparable EBITDA/Interest Expense)				4.2	x
Leverage (Net Debt/Comparable EBITDA)				2.2	x

Based on the company's definition, free cash flow for the first quarter of 2024 was:

Three Months Ended
March 31,
($ in millions)	2024

Total cash provided by (used in) operating activities	$(1,247)
Less: Capital expenditures	(154)
Free cash flow	$(1,401)